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CONFIDENTIAL                                                       CONFIDENTIAL


                                 SEPARATION AGREEMENT

       This Separation Agreement ("Agreement") is made as of July 19, 1999 and is entered into by and between InSight Health Services Corp., a Delaware corporation ("Company") and E. Larry Atkins ("Atkins").

                                       RECITALS

       A.     Until July 12, 1999, Atkins was President and CEO of the Company.

       B. Atkins and the Company are parties to an Employment Agreement dated February 23, 1996 ("Employment Agreement").

       C. Atkins and the Company (or its subsidiaries) are also parties to Stock Option Agreements dated January 18, 1995, October 2, 1996, July 18, 1997, and November 7, 1997 (collectively, "Stock Option Agreements").

       D. The Company and Atkins have agreed that Atkins will voluntarily resign from his employment with the Company and that the Company will make certain payments and grant certain other benefits to Atkins upon the terms and conditions set forth in this Agreement.

                                      AGREEMENT

       NOW, THEREFORE, in consideration of the mutual promises and agreements set forth in this Agreement, the parties agree as follows:

       1. RESIGNATION. Atkins hereby voluntarily resigns as President and CEO of the Company, effective as of July 12, 1999, and from his employment with the Company, effective as of July 31, 1999. Without limiting the foregoing, Atkins also hereby resigns, effective as of July 12, 1999, as a director of the Company, from any other Board committees and management committees of the Company and as an officer of its subsidiaries and affiliates. Concurrently with the execution of this Agreement, Atkins will provide the Company with an original letter of resignation in the form attached hereto as Exhibit "A." Atkins agrees to assist the Company in effectuating a smooth transition of his responsibilities.

       2.     SEPARATION PAYMENTS AND BENEFITS.

              (a) SALARY. The Company agrees to continue to pay to Atkins an amount equal to his regular annual base salary ($292,000), less applicable deductions and withholdings required by law, for the months of August 1999 through and including July 2001, ("Separation Payment Period") on the Company's regular payroll dates. In the event that there is a Change of Control (as defined in the Employment Agreement) of the Company other than a transaction in which the current Series B and Series C Preferred Stockholders acquire a majority of the outstanding Company Common Stock owned by the public, Atkins shall be


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paid on the effective date thereof in a lump sum the remaining monthly payments due hereunder.

              (b)    EMPLOYEE BENEFIT PLANS.   The Company agrees to
maintain, at the Company's expense, in full force and effect, for Atkins' (and his dependants) continued benefit until the earlier of (i) twenty-four
(24) months following termination of employment or (ii) Atkins' eligibility to participate in another life insurance, medical, health and accident and disability plan or program, all life insurance, medical, health and accident, and disability plans or programs, in which Atkins was entitled to participate immediately prior to the date of termination of employment; provided that Atkins' participation in any such plan or program is permitted under the general terms and provisions of such plans or programs.

              (c) REFERENCE. The Company agrees to provide Atkins with a reference letter in the form attached hereto as Exhibit "B."

              (d) OFFICE SPACE. The Company agrees to provide Atkins with reasonable office space, telephone, voicemail and e-mail services through August 31, 1999 for the purpose of facilitating a smooth transition of his responsibilities.

              (e) MAINTENANCE OF BUSINESS RELATIONSHIPS. During the Separation Payment Period, Atkins agrees, upon the reasonable request of the Company, to use his best efforts to assist the Company in maintaining its business relationships with the customers, vendors and partners of the Company existing on the date of this Agreement. Atkins will be reimbursed for all reasonable out-of-pocket expenses incurred in connection with this assistance. If Atkins breaches in any material respect his obligations under this Paragraph 2(e), the separation payments and employee benefits to which he would otherwise be entitled under Paragraph 2 (a) and (b) for the months of August 2000 through and including July 2001, (or any shorter period, commencing with the date of breach) shall no longer be paid by the Company.

       3. STOCK OPTIONS. As of the date hereof, Atkins holds unvested options covering an aggregate of 200,000 shares of Company Common Stock
pursuant to the Stock Option Agreements.   In addition, Atkins holds vested
options covering an aggregate of 117,500 shares of Company Common Stock. Pursuant to amendments to the Stock Option Agreements, Atkins and the Company agree that (i) the unvested stock options will continue to vest for twelve
(12) months following termination of employment in accordance with the vesting schedule set forth in the Stock Option Agreements and as described on Exhibit "C" attached hereto, as if Atkins' employment had not been terminated and (ii) the vested stock options and the unvested stock options which will vest in accordance with (i) above, will be exercisable until their expiration in accordance with the terms of the Stock Option Agreements as if Atkins' employment had not been terminated. Atkins agrees that he will provide at least three (3) business days prior written notice to the Company of his intention to sell any or all shares of Company Common Stock which he owns.

       4. WAIVER OF ATKINS' RIGHTS UNDER EMPLOYMENT AGREEMENT. Except for the continuing obligations of Atkins under Article V of the Employment Agreement, the parties agree that said Employment Agreement is terminated in its entirety, and both parties


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expressly waive any notice periods for termination of the Employment
Agreement. Atkins agrees that he is not entitled to receive, and will not claim, any damages, profits, compensation, bonuses, benefits, vacation, stock options or rights other than those which are expressly set forth in this Agreement. Atkins acknowledges that the consideration he is receiving under this Agreement is in lieu of, and he hereby waives any other rights he may have had under, the Employment Agreement, the Stock Option Agreements, and/or any other agreements, express or implied, he may have had with the Company. Except as otherwise provided herein, this Agreement supersedes all rights and/or benefits Atkins may have or claim arising out of the Employment Agreement, the Stock Option Agreements and other agreements he may have had with the Company. Atkins acknowledges that this Agreement provides him with consideration in addition to anything of value to which he is already entitled.

       5. NON-DISPARAGEMENT. Atkins represents and agrees that he has no disagreement with the Company on any matter relating to his employment, the termination of his employment or the Company's operations, policies, or practices. In addition, Atkins covenants not to make any negative, harassing or disparaging statements concerning the Company or any of its officers, directors, employees, attorneys, stockholders, vendors, representatives, agents or affiliates, either orally or in writing. The Company covenants not to make any negative, harassing or disparaging statements concerning Atkins, either orally or in writing.

       6.     RETURN OF COMPANY PROPERTY; EXPENSES.

              (a) On or before July 31, 1999, Atkins will return all Company property and equipment in his possession or under his control, including, but not limited to, cell phones, computers, keys, credit cards, manuals, notebooks, financial statements, reports and other property of the Company; however, the Company agrees that the Toshiba laptop computer and Hewlett Packard printer which are currently in Atkins' possession may be retained by Atkins.

              (b) On or before August 31, 1999, Atkins must submit to the Company all outstanding business expenses for reconciliation and payment. The Company will pay only for business expenses incurred through July 31, 1999, according to its established policy.

       7. RELEASE BY ATKINS. Excepting only the obligations undertaken by the Company in accordance with this Agreement, and in exchange for the consideration provided to Atkins under this Agreement, Atkins hereby releases, acquits, relieves, and forever discharges the Company and its successors, heirs, assigns, employees, officers, directors, investors, stockholders, agents, representatives, attorneys, benefit plans, parent corporations, subsidiaries, divisions or affiliated corporations or organizations, whether previously or hereinafter affiliated in any manner (collectively, "Released Parties"), from any and all claims, rights, actions, complaints, demands, causes of action, wage claims, obligations, promises, contracts, agreements, controversies, suits, debts, expenses, damages, attorneys' fees, costs, and liabilities of any nature whatsoever, matured or unmatured, fixed or contingent, which Atkins ever had, now has, or may claim to have from the beginning of time to the moment he signs


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this Agreement against the Released Parties (whether directly or indirectly), or any of them, by reason of any act, event or omission concerning any matter, cause or thing, including, without limiting the generality of the foregoing, any claims related to or arising out of: (a) Atkins' employment with the Company or the termination of that employment; (b) any common law torts, including, without limitation, infliction of emotional distress; (c) any federal, state or governmental constitution, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, and the Age Discrimination in Employment Act; (d) any agreement, express or implied, between Atkins and any of the Released Parties, including the Employment Agreement and the Stock Option Agreements; (e) any impairment of his ability to compete in the open labor market; or (f) any permanent or temporary disability or loss of future earnings as a result of injury or disability arising from or associated with his employment or termination of his employment relationship with the Company; provided, however, that this Paragraph is not intended to release claims for indemnification in connection with his business activities as an officer and director of the Company during the term of his employment with the Company, which are covered under the Indemnification Agreement between the Company and Atkins dated September 19, 1996, a copy of which is attached hereto as Exhibit "D".

       8. TRADE SECRETS AND PROPRIETARY INFORMATION. Atkins acknowledges and agrees that: (a) by reason of his position with the Company, he has been given access to procedures, plans, designs and expertise unique to the Company, as well as the Company's expansion and marketing plans and other confidential materials and information; and (b) the foregoing constitute trade secrets and/or confidential information respecting the Company's business affairs. Atkins acknowledges and agrees to comply with his continuing obligations under Article V of the Employment Agreement. Atkins also agrees, covenants and represents that he has held, and will hold, all such information strictly confidential and that he will not disclose or use such information for any reason without the prior written consent of the Company. Atkins agrees to immediately return all documents and writings of any kind, including both originals and copies within his custody, possession or control, which contain any information which in any way relates or refers to the Company.

       9. ASSISTANCE/COOPERATION WITH LITIGATION. In connection with the Company's participation in current or future litigation relating to events which occurred during Atkins's employment or about which Atkins has information, Atkins agrees to cooperate fully and devote all time which may be reasonably required in the preparation, prosecution or defense of the Company's case, including, but not limited to, the execution of truthful declarations or providing information and/or documents requested by the Company. In addition, Atkins shall be entitled to receive from the Company reasonable travel and out-of-pocket expenses incurred by Atkins in connection with his preparation for and/or participation in such litigation. Atkins further agrees not to voluntarily assist any party and/or attorney in any claim, dispute, charge, or litigation adverse to the Company. Nothing in this Paragraph shall prohibit Atkins from testifying truthfully pursuant to a subpoena or lawful court order.

       10. LEGAL REPRESENTATION. Atkins is hereby advised to consult with an attorney prior to executing this Agreement. The parties acknowledge that they have had the opportunity to


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CONFIDENTIAL                                                       CONFIDENTIAL


receive the advice of independent legal counsel prior to the execution of this Agreement and the opportunity to receive an explanation from legal counsel of the legal nature and effect of the Agreement, and each party has fully exercised that opportunity to the extent desired and understands the terms and provisions of this Agreement and its nature and effect. Each party further represents that it also is entering into this Agreement freely and voluntarily, and not relying on the representations of any other party or of the counsel of any other party. Each party expressly agrees that this Agreement shall not be construed or interpreted for or against the party drafting the Agreement.

       11. NO ADMISSION. Nothing contained in this Agreement or the fact that the parties have signed this Agreement shall be considered an admission of any liability whatsoever.

       12. CONFIDENTIALITY. Atkins agrees that this Agreement, including the separation payments referred to in Paragraph 2 above, shall be and remain confidential, and the parties promise and covenant not to disclose, publicize, or cause to be disclosed or publicized in any manner, directly or indirectly, any of the terms and conditions of this Agreement except: (a) to his accountants, financial advisors, attorneys, and immediately family members, provided such persons also agree to this pledge of confidentiality;
(b) state and federal taxing authorities; and (c) as legally required by applicable law.

       13. INJUNCTIVE RELIEF. Atkins agrees that it would be difficult to measure the damage to the Company from any breach by Atkins of the covenants set forth in Paragraphs 8 and 12 above, and in Article V of the Employment Agreement, that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, Atkins agrees that if Atkins breaches any term of this Agreement, the Company shall be entitled, in addition to and without limitation of all other remedies it may have, to obtain injunctive or other relief to restrain any such breach without showing or proving any such actual damage to the Company.

       14. FEES AND COSTS. Atkins and the Company agree that in the event of litigation relating to this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs.

       15. SUCCESSORS AND ASSIGNS. This Agreement, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

       16. WAIVER. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar. No waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party charged with the waiver.

       17. SEVERABILITY. In the event any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason


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be held to be excessively broad, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

       18.    MISCELLANEOUS.  Atkins and the Company agree that:

              (a) Atkins has until 5:00 p.m. on August 10, 1999, or twenty-one (21) days from receipt of this Agreement, whichever is later, to consider it. The Company hereby advises Atkins to consult with an attorney before signing this Agreement;

              (b) for a period of seven (7) days following the signing of this Agreement, Atkins may revoke the Agreement. This Agreement does not become effective or enforceable until the revocation period has expired;

              (c) this Agreement constitutes the entire agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations between the parties with respect to the subject matter of this Agreement;

              (d) this Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument;

              (e) this Agreement may not be amended except by an agreement in writing signed by the parties to this Agreement of their respective successors in interest and expressly stating that it is an amendment of this Agreement; and

              (f) this Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California.

       The parties have executed this Agreement as of the date written above.

                                       COMPANY

                                       INSIGHT HEALTH SERVICES CORP., a
                                       Delaware corporation



Dated:  July 19,  1999             By:   /s/ Frank E. Egger
                                       ------------------------------------
                                         Frank E. Egger
                                         Chairman of the Board


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CONFIDENTIAL                                                       CONFIDENTIAL


I, E. Larry Atkins, have read and understand the foregoing Agreement, have been provided the opportunity to consult with an attorney or other persons of my choice before signing it, and I acknowledge that I am signing this Agreement freely and voluntarily.



Dated:  July 20, 1999               By:   /s/ E. Larry Atkins
       --------                         ----------------------
                                          E. Larry Atkins


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